Exhibit 10.1

Consulting Agreement

The following is an agreement, dated this 17th day of April, 2008, between Seapower Carpenter Capital, Inc. (“Carpenter”) and Venture One Holdings, Inc. and its successors in interest, (the “Client”) as follows:

1)	Proposed Offering. The Client has received conditional approval to organize Gateway Pacific Bank (the “Bank”) from the Department of Financial Institutions of the State of California (“DFI”). The Client, through its officers and directors, intends to offer and sell securities for its initial capitalization in a public offering (the “Offering”) to investors (the “Investors”) in the form of common stock (the “Securities”).

(a)	The purpose of the Offering will be to raise between $15,500,000 and $19,375,000 for general corporate purposes and to acquire a sufficient amount of stock in the Bank to complete the Bank’s initial capitalization as set forth in the Bank’s regulatory application. In order to provide for a more effective Offering, the Client wishes to engage Carpenter as a consultant.

2)	Appointment of Carpenter. The Client hereby retains Carpenter as its consultant to assist in the design and implementation of a marketing campaign for the Offering, subject to the terms and conditions set forth in this Agreement, and Carpenter hereby accepts such appointment.

3)	Scope of Services. Carpenter will perform the following duties in connection with the Offering under this Agreement:

(a)	Assist the Client in the development of its overall marketing plan and strategy for the Offering and sale of the Securities, with specific plans, timelines, and benchmarks for measurement of success.

(b)	Stratify and analyze the target Investors population, and develop specific marketing approaches for each major sub-group of Investors.

(c)	Coordinate with Client and Client’s other advisors in the preparation of an offering circular or prospectus as applicable, and related marketing and sales materials.

(d)	Provide Client director and officer training sessions on the offering proces7s, responsibilities, and effective identification and closing methods.

(e)	Development of the financial and operational argument for investment in the Offering, with supporting investment and return analysis from comparable banking institutions.

(f)	Development of the presentation and other supporting materials to be used by the Bank in meetings with and presentations to Investors.

(g)	Consulting as to management of the offering, including specific planning and tracking assistance, progress reports, and indicated strategic and tactical adjustments in the marketing plan.

(h)	Participation in select presentations to Investors arranged by the Client.

(i)	Complete such other general consulting and assistance as is reasonably connected to the purposes herein.

4) Issuer-Managed Offering. The Client and Carpenter acknowledge and agree for all purposes that:

(a)	The Offering is an issuer-managed offering, and that Carpenter’s duties shall in no way be characterized as that of underwriter; and

(b)	Carpenter’s duties as described in Section 3 of this Agreement are solely intended to support the efforts of the Client’s officers, directors and organizers in their sales of the Securities; and

(c)	As described below in Section 6 of this Agreement, Carpenter is not entitled to and will not collect any commissions based on sales of the Securities or the overall success of the Offering.

5)	Representation, Warranties, and Covenants of the Parties. The Parties represent and warrant, and covenant as follows:

(a)	The Client will furnish to Carpenter any information concerning the Client and the Bank that Carpenter reasonably deems appropriate, and will provide Carpenter reasonable access to the Client’s officers, directors, accountants, counsel and other advisors. All such information concerning the Client and its subsidiaries is and will be true and accurate in all material respects, and does not and will not as of its date, and will not as supplemented or amended as of the date of the Closing, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein not misleading in light of the circumstances under which such statements are or were made. The Client acknowledges and agrees that Carpenter will be using and relying upon such information supplied by the Client, its officers, directors, accountants, counsel and other advisors, and other publicly-available information concerning the Client and its subsidiaries, without any independent investigation or verification thereof or any independent appraisal by Carpenter of the Client or its business or assets.

(b)	The Client agrees that if, at any time during the term of this Agreement, any event shall have occurred as a result of which any information provided to Carpenter and/or the prospective Investors would include an untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein in light of the circumstances under which they are made, not misleading, the Client shall notify Carpenter promptly and shall take immediate action such that an appropriate amendment or supplement to the offering circular and other marketing materials can be prepared or other appropriate action taken.

(c)	The Client agrees that, as the entity selling the Securities, it shall be responsible for and shall ensure compliance with all applicable securities, privacy, anti-money laundering, and other laws and regulations, including but not limited to the anti-fraud provisions of the Securities Exchange Act of 1934, with respect to all Investors in the Offering.

(d)	Carpenter hereby represents warrants and covenants to the Client that it is in good corporate standing with full authority to enter into this agreement.

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6) Compensation. The Client shall pay to Carpenter compensation for its services in hereunder as follows:

(a)	Offering Retention Fee - Carpenter has waived its retention fee.

(b)	Offering Final Fee - Client shall pay Carpenter $125,000 within 30 days of the Bank’s opening.

7)	Expense Reimbursements. The Client will reimburse Carpenter for its reasonable out-of-pocket expenses (including reasonable fees and disbursements of other consultants, advisors and counsel retained by it with the Client’s consent) incurred in connection with or arising out of Carpenter’s activities under or contemplated by this Agreement. Such reimbursement, which is in addition to any compensation payable by the Client to Carpenter under this Agreement, shall be billed from time to time and paid within 30 days after submission by Carpenter of invoices for such expenses. Expenses will not exceed $10,000 without the Client’s prior consent.

8)	Indemnification. The Parties agree as follows:

(a)	Subject to the limitations contained in this section, Client will indemnify and hold harmless Carpenter and its affiliates, and each director, officer, stockholder, partner, employee, agent, controlling person and assign of Carpenter and its affiliates, each such persons being an (“Indemnified Person”), from and against any Losses related to or arising out of the engagement hereunder or its role in connection herewith, whether or not such Losses are in connection with litigation in which any Indemnified Person is a named party.

(b)	If requested by an Indemnified Person, the Client will immediately advance (or pay for on behalf of such Indemnified Person), such Losses as they are incurred, upon receipt of an undertaking by the Indemnified Person to repay such advances if it will ultimately be determined that the Indemnified Person is not entitled to be indemnified. “Loss” means any Action (as defined below), cost, damage, disbursement, expense, liability, loss, deficiency, diminution in value, obligation, penalty or settlement of any kind or nature, whether foreseeable or unforeseeable, including interest or other carrying costs, penalties, legal, accounting and other professional fees and expenses incurred in the preparation, investigation, collection, prosecution or defense of Actions (as defined below) and amounts paid in settlement, that may be imposed on or otherwise incurred or suffered by the specified Indemnified Person.

(c)	The Client will not be responsible for any Losses that are finally judicially determined (or determined by arbitration) on the merits to have been (1) material and (2) caused primarily by the negligence, bad faith, willful misconduct on the part of an Indemnified Person.

(d)	Upon receipt by an Indemnified Person of actual notice of any action, claim, suit, investigation or proceeding (each, an “Action”) against such Indemnified Person with respect to which indemnity may be sought under this Agreement, such Indemnified Person will promptly notify the Client of such Action. Failure so to notify the Client will not relieve the Client from any liability that the Client may have on account of this indemnity or otherwise, except to the extent that the Client is materially prejudiced by such failure to notify.

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(e)	The Client will be entitled to participate at its own expense in the defense of any Action brought to enforce any claim or liability of any Indemnified Person resulting from any such Action and, if the Client so elects, it will be entitled to assume the defense of such Action at its expense, including the employment of counsel (in which case, so long as such Action is being prudently defended, the Client will not thereafter be responsible for the fees, costs and expenses of any separate counsel retained by an Indemnified Person other than reasonable costs associated with investigating such Action). Notwithstanding the foregoing, an Indemnified Person will have the right to employ separate counsel in the defense of an Action, and the Client will bear the reasonable fees, costs and expenses of one such separate counsel for all Indemnified Persons in each relevant jurisdiction if (i) the use of counsel chosen by the Client to represent the Indemnified Person would present such counsel with a conflict of interest; (ii) such Indemnified Person has reasonably concluded that representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them; (iii) the Client has failed to employ counsel reasonably satisfactory to the Indemnified Person in the exercise of the Indemnified Person’s reasonable judgment to represent the Indemnified Person, within a reasonable time after notice of the institution of such Action; or (iv) the Client’s authorizes the Indemnified Person to employ separate counsel at the Client’s expense.

(f)	The Client will not, without the prior consent of the Indemnified Person, settle, compromise or consent to the entry of any judgment in or otherwise seek to terminate any pending or threatened Action in respect of which indemnification could be sought hereunder (whether or not any person entitled to be indemnified hereunder is a party to such claim, action or proceeding) unless such settlement, compromise, consent or termination includes an express provision unconditionally releasing each such Indemnified Person, satisfactory in form and substance to such Indemnified Person, from and holding each such Indemnified Person harmless against all Losses relating to or arising out of such engagement or any transaction or conduct in connection with such Action.

(g)	The Client agrees that if any indemnification or reimbursement which any Indemnified Person was entitled to receive pursuant to this Agreement were for any reason not available to any Indemnified Person or insufficient to hold it harmless as and to the extent contemplated by the Agreement, then the Client will contribute to the amount paid or payable by such Indemnified Person in respect of Losses in such proportion as is appropriate to reflect the relative benefits to the Client and its stockholders on the one hand, and an Indemnified Person on the other, in connection with the matters to which such indemnification or reimbursement relates and the relative faults of such parties, as well as any other equitable considerations. The Parties agree that it would not be just and equitable if the contribution provided for herein were determined by pro rata allocation or any other method that does not take into account the equitable considerations referred to above. The parties agree that the relative benefits to the Client and its stockholders and to Carpenter with respect to the services contracted for in this Agreement will be deemed to be in the same proportion as (a) the total value paid or received, or proposed to be paid or received by the Client and its security holders in connection with the Offering (whether or not consummated), compared to (b) the fees actually paid to Carpenter pursuant to the terms of this Agreement. In no event will Carpenter contribute or otherwise be liable for an amount in excess of the aggregate amount of fees actually received by Carpenter pursuant to this Agreement.

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(h)	The foregoing provisions in this Agreement are in addition to any rights that any Indemnified Person may have at law or otherwise. The Client hereby consents to personal jurisdiction, service and venue in any court in which any claim that is subject to this Agreement is brought against an Indemnified Person.

(i)	The foregoing provisions in this Agreement are enforceable by each Indemnified Person and such Indemnified Person’s heirs, representatives and successors, and will survive any termination of this Agreement or the completion of the services hereunder.

(j)	In the event Carpenter appears as a witness in any action brought by or against the Company in which an Indemnified Party is not named as a defendant, the Company agrees to reimburse Carpenter for all reasonable expenses incurred and time expended by it in connection with its appearing as a witness.

9)	Confidential Information.

(a)	The Client shall furnish Carpenter with such information as Carpenter reasonably requires as appropriate to its assignment (all such information so furnished being the “Information”). Carpenter agrees to keep all non-public Information provided to it by the Client confidential, except as required by law or contemplated by the terms of this letter. Notwithstanding anything to the contrary herein, Carpenter may, after prior notice to the Client, disclose non- public information to its employees and advisors, who shall also agree to be bound by the terms of this paragraph.

(b)	During the course of this Agreement, the Client may learn from Carpenter data, discoveries, know-how, ideas, and other information which Carpenter considers to be proprietary and confidential, for example information relating to its internal processes, methods, documents, programs, operations, customers, and present and future business or marketing plans of Carpenter (“Confidential Information”). Except as authorized by Carpenter in writing, the Client agrees to keep confidential and not to use, except in connection with the services to be provided under this Agreement all Confidential Information. All Confidential Information (and any copies and notes thereof) shall remain the sole property of Carpenter. Notwithstanding the foregoing, however, no obligation of confidentiality shall apply to the extent Confidential Information (i) is or becomes available to the public through no breach of this Agreement by the Client; (ii) is obtained by the Client from a third party who had the legal right to disclose the information to the Client; (iii) is already in the possession of the Client on the date this Agreement becomes effective; or (iv) is required to be disclosed by law, government regulation, or court order. The obligation of confidentiality with respect to Confidential Information shall continue for three years beyond the date of this Agreement.

10)	Miscellaneous.

(a)	The Client hereby expressly agrees that by executing this Agreement, the compensation and expense reimbursements provided in Paragraphs 6 and 7, and the other terms of this Agreement, shall be and remain its full responsibility.

(b)	Carpenter shall have the right to place advertisements in financial and other newspapers and journals at its own expense describing its services to the Client hereunder.

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(c)	The terms of this Agreement shall not be disclosed to any third party without the prior written consent of both parties to this Agreement; provided, however, that such terms shall be disclosed in the Client’s regulatory applications and in the Client’s registration statement and prospectus for the offering.

(d)	The Company acknowledges that it is not relying on the advice of Carpenter for tax, legal or accounting matters, it is seeking and will rely on the advice of its own professionals and advisors for such matters and it will make an independent analysis and decision regarding any transaction based upon such advice.

(e)	This Agreement constitutes the entire agreement between the Client and Carpenter with respect to the subject matter hereof, and no agreements, understandings, restrictions, warranties or representations exist between the parties other than those set forth herein or provided for herein.

(f)	This Agreement and the rights and obligations of the parties hereunder shall be governed by and construed in accordance with the laws of the State of California applicable to agreements entered into and to be performed entirely within such State.

(g)	In the event that an action or suit is brought to declare or enforce any term hereof or any obligation created hereunder, the prevailing party shall be entitled to recover from the losing party all reasonable costs and expenses incurred or sustained by such prevailing party in connection with such suit or actions, including legal fees and court costs.

(h)	The obligations of Carpenter hereunder are solely corporate obligations, and no officer, director, employee, agent, member or controlling person will be subject to any personal liability whatsoever to any person, nor will any such claim, be asserted by or on behalf of the Client, its shareholders or any of its affiliates.

(i)	If any provision of this Agreement is determined to be invalid, illegal or unenforceable by any governmental entity, the remaining provisions of this Agreement, to the extent permitted by law, will remain in full force and effect, provided that the intent and purpose of the parties are not frustrated thereby. If any such determination, the parties agree to negotiate in good faith to modify this Agreement to fulfill as closely as possible the original intents and purposes hereof. To the extent permitted by law, the parties to the same extent waive any provision of law that renders any provision hereof prohibited or unenforceable in any respect.

(j)	This Agreement is binding upon and inures to the benefit of the Client, Carpenter and Indemnified Persons and their respective successors, assigns, heirs and personal representatives. Nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement. Nothing in this Agreement is intended to relieve or discharge the obligation of any third person to, or to confer any right of subrogation or action against, any party to this Agreement. The Client acknowledges and agrees that Carpenter has been retained by the Client solely to provide the advice or services set forth in this Agreement. Carpenter is acting as independent contractor, and any duties of Carpenter arising out of its engagement hereunder are owed by Carpenter solely to the Client.

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(k)	The parties each acknowledge that each party to this Agreement has been represented by counsel in connection with this Agreement. Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the party that drafted it has no application and is expressly waived. The provisions of this Agreement will be interpreted in a reasonable manner to affect the intent of the parties. Unless the context otherwise requires, (i) a term has the meaning assigned to it, (ii) “or” is not exclusive, (iii) words in the singular include the plural, and words in the plural include the singular, (iv) “herein,” “hereof and other words of similar import refer to this Agreement as a whole and not to any particular section, subsection, paragraph, clause, or other subdivision, (v) “including” and “includes,” when following any general provision, sentence, clause, statement, term or matter, will be deemed to be followed by”, but not limited to,” and”, but is not limited to,” respectively.

(l)	Whenever any representation or warranty herein is made “to the knowledge” or words of similar intent or effect of any party or its representative: (i) such statement will be limited to the actual knowledge of the directors and executive officers of such party; and (ii) such person making such statement will not be required to conduct any investigation of the subject matter thereof, and such statement will not imply or be deemed to imply that any such investigation has been conducted.

If the foregoing is in accordance with your understanding, please sign and return to us one counterparts of this Agreement, whereupon this Agreement shall constitute a binding agreement between Carpenter and the Client.

Seapower Carpenter Capital, Inc.	Venture One Holdings, Inc.

James B. Jones	By: Alex C. Carolino
Executive Vice President	Its: Chief Executing Officer

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